Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release

MEMC AND TAINERGY ANNOUNCE $3 BILLION+

SOLAR WAFER SUPPLY CONTRACT

St. Peters, MO, July 10, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) and Tainergy Tech Co., Ltd. of Taiwan announced today that they have executed a definitive agreement for MEMC to supply solar wafers to Tainergy.

Under the terms of the definitive agreement, MEMC will supply solar wafers to Tainergy over a 10-year period, with pre-determined pricing, on a take or pay basis beginning in the third quarter of 2008. Sales of the wafers over the 10-year period would generate between $3-$3.5 billion in revenue for MEMC. As part of the definitive agreement, Tainergy will advance funds to MEMC in the form of a refundable capacity reservation deposit. In addition, MEMC will be eligible to purchase a 10% interest in Tainergy.

Commenting on the signing of the wafer supply agreement, Nabeel Gareeb, MEMC’s Chief Executive Officer, said “We are pleased to have entered this long-term agreement to provide solar wafers to Tainergy. The company’s roots in equipment manufacturing and factory automation systems combined with a solid management team and geographic position should allow them to achieve success in the solar market. Today’s announcement marks the fourth strategic partner for MEMC in the solar arena, and the second in Taiwan, as MEMC continues to expand its customer list in solar applications and increase its geographic diversity.”

Frank Hsieh, Chairman of Tainergy, said “A secure supply of high quality wafers from MEMC will increase our ability to achieve the fast growth and market share gains that we strive for, while providing high quality solar cells to our customers at competitive prices. MEMC is an integrated, asset-efficient leader in the industry with the products, scale, innovation and cost which makes MEMC the right partner for Tainergy.”

About Tainergy

Tainergy is a solar cell manufacturer based in Taiwan. Tainergy was formed in 2007 as a subsidiary of Kenmec Mechanical Engineering (TSE 6125), a leading supplier of automated factory equipment and thin-film-transistor panel manufacturing equipment. Tainergy aims to leverage its process automation roots to become a leading, low-cost producer of high quality cells to the PV industry.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements, including MEMC’s beliefs and expectations that the definitive agreement would generate between $3-$3.5 billion in revenue for MEMC over the 10-year period of the agreement; and that sales under the Tainergy agreement will begin in the third quarter of 2008. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the success of MEMC and its contracting parties in performing under the definitive agreement and the ability of MEMC to ramp up production of solar wafers to satisfy the terms of the definitive agreement. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Daniel Yang

Investor Relations

Tainergy Tech Co., Ltd

+886-(2)-27863797#278